Exhibit 99.1

FOR IMMEDIATE RELEASE

Source:

Farmers National Banc Corp.

Kevin J. Helmick

President & CEO

330-533-3341

Contact:

Amber Wallace

SVP, Chief Retail & Marketing Officer

330-720-6441

330-702-8427

awallace@farmersbankgroup.com

Farmers National Banc Corp. Extends

Odd Lot Buy Back Program

CANFIELD, OHIO – August 29, 2014 – Farmers National Banc Corp., (NASDAQ: FMNB), is extending its previously announced voluntary Odd Lot Buy Back (“Program”) through September 30, 2014 at 5:00 pm ET.

Under the Program, the Company is offering to purchase shares from shareholders who own 99 or fewer of the Company’s common shares on or after July 29, 2014, the effective date for the Program, through the extended expiration date of September 30, 2014 at 5:00 pm ET, and who continue to hold such shares, at a price of $7.68 per share, subject to the Program’s other terms and conditions. Only shareholders owning 99 shares or less are eligible to participate in the Program.

Inquiries about this program can be directed to Morrow & Co., LLC, the Program information agent, at (800) 267-0201, or to Farmers at (330) 702-7229.

About Farmers National Banc Corp.

Farmers National Banc Corp. is a diversified financial services company headquartered in Canfield, Ohio, with more than $1 billion in Banking assets and $1 billion in Trust assets. Farmers National Banc Corp.’s wholly-owned subsidiaries are comprised of The Farmers National Bank of Canfield, a full-service national bank engaged in commercial and retail banking with 18 banking locations in Mahoning, Trumbull, Columbiana, Stark and Cuyahoga Counties in Ohio, Farmers Trust Company, which operates two trust offices and offers services in the same geographic markets and National Associates, Inc. Farmers National Insurance, LLC, a wholly-owned subsidiary of The Farmers National Bank of Canfield, offers a variety of insurance products.

Founded in 1887, the bank has been community-minded and committed to the Valley for over 127 years. Throughout the recent financial crisis, Farmers has shown great strength by continuing rock-solid business and lending practices that help the individuals and businesses in our communities thrive and survive.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products in the marketplace, competitive factors, dependence upon third party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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